Exhibit 2.01

DEFINITIVE PURCHASE AND SALE AGREEMENT

Dated as of April 30, 2016

among

PAYPROTEC OREGON, LLC d/b/a SECURUS PAYMENTS

and

CHYP, LLC

THIS AGREEMENT, dated as of April 30, 2016, by and among Payprotec Oregon, LLC d/b/a Securus Payments, an Oregon limited liability company (the “Company”), and Chyp, LLC an Oregon limited liability company (“Chyp” or “Buyer”).

W I T N E S S E T H:

WHEREAS, the Company currently sells leases for credit card terminals and point of sales systems to small and medium size merchants;

WHEREAS, Buyer is owned by Steven Lemma and Mychol Robirds who are employees and managers of the Company;

WHEREAS, Buyer desires to acquire, and the Company desires to sell to the Buyer, certain assets of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated hereby, Buyer desires to enter into a Preferred Marketing Agreement with an Excel Corporation, an Affiliate of the Company (“Excel”).

NOW, THEREFORE, in reliance upon the covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning ascribed to such term in Section 6.09 hereof.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitration panel.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” means this Agreement, including the Disclosure Schedule, the other Schedules and the Exhibits and all amendments hereto.

“Ancillary Agreements” means such other documents as may be requested by the parties in connection with the closing of the transactions contemplated hereby.

“Assumed Contract” has the meaning ascribed to such term in Section 2.01(a)(ix).

“Assumed Liabilities” has the meaning ascribed to such term in Section 2.01(c).

“Business” means the Company’s business of providing credit and debit card processing and related equipment leasing services to merchants around the United States.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing” has the meaning ascribed to such term in Section 2.04.

“Closing Date” has the meaning ascribed to such term in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any oral or written agreement, lease, License or sublicense, evidence of indebtedness, mortgage, indenture, security agreement, or deed of trust.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Copyrights and Patents” means all United States and foreign patents, patent applications, including continuations, divisionals, continuations-in-part of patent applications, copyrights and registration and applications therefor, and all other rights corresponding thereto throughout the world that are, in each case (x) owned by the Company and/or (y) not owned by the Company but used exclusively in the Business, as it is currently being conducted and operated.

“Excluded Liabilities” has the meaning ascribed to such term in Section 2.01(d).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or court, tribunal or judicial or arbitral body or any private arbitrator.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary and confidential information, know-how, technical data, documentation proprietary processes, confidential business information, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies, whether patentable or unpatentable and whether or not reduced to practice, manufacturing and production processes and techniques, research and development information, business and marketing plans, customer and supplier lists and information and all other proprietary rights relating to any of the foregoing throughout the world; (b) all Copyrights and Patents; (c) all Marks; and (d) any similar or equivalent rights to any of the foregoing anywhere in the world, that are, in each case (i) owned by the Company and/or (ii) exclusively in the Business, as it is currently being conducted and operated.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Leased Real Property” has the meaning ascribed to such term in Section 3.09(b) hereof.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, filings, qualifications, privileges, franchises and similar consents granted or issued by any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind, or other Contract to create any of the foregoing.

“Loan” has the meaning ascribed to such term in Section 2.03(a).

“Marks” means the United States and foreign trademarks, common law trademarks, service marks, trade names, service names, logos, slogans, brand names, brand marks, trade dress rights, Internet domain name registrations, Internet uniform resource locations, and corporate names, together with the goodwill associated with any of the foregoing, including applications, registrations and renewals thereof throughout the world , that are, in each case (x) owned by the Company and/or (y) used exclusively in the Business, as it is currently being conducted and operated.

“Measurement Period” has the meaning ascribed to such term in Section 2.03(a).

“Non-assigned Assets” has the meaning ascribed to such term in Section 2.01(e).

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, certificate of formation, operating agreement, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, all stockholders’ agreements, all voting agreements, all voting trusts, all buy-sell agreements, all investor rights agreements, or other similar organizational and governing documents of such entity (in each case, as amended).

“Person” means any natural person, general or limited partnership, trust, corporation, limited liability company, firm, association, Governmental Authority or other legal entity.

“PMA” has the meaning ascribed to such term in Section 2.02.

“Product” means all products and services of the Business.

“Promissory Note” has the meaning ascribed to such term in Section 2.03(a).

“Purchased Assets” has the meaning ascribed to such term in Section 2.01(a).

“Real Property Leases” has the meaning ascribed to such term in Section 3.04(a).

“Residuals” has the meaning ascribed to such term in Section 2.01(b)(ii).

“Schedules” means the disclosure schedules supplied by the Company to Buyer and dated as of the date hereof

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which) more than 50% of (a) the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors of such corporation or Persons performing similar functions of any other Person (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax” or “Taxes” means (a) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (b) any liability for the payment of any amounts of the type described in (a) as a result of being a Buyer of a consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in (a) or (b) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Transition Lease Fundings” has the meaning ascribed to such term in Section 2.01(f).

Section 1.02          Other Definitional and Interpretative Matters.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

(i)          Calculations. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii)         Gender and Person. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.

(iii)        Herein. The words such as “herein,” “hereof,” “hereinafter,” “hereunder” and “herewith” refer to this Agreement as a whole and not to any particular provision of this Agreement which such words appear unless the context otherwise requires.

(iv)         Captions. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not effect or be utilized in construing or interpreting this Agreement. All references to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(v)          Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

(vi)         Including. The word “including” or any variation thereof including “including, without limitation,” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)          The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.01           Purchase and Sale of Assets

(a)          At the Closing, on the terms and subject to the conditions contained herein, the Company shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase from the Company, free and clear from all Liens, all of Company’ right, title and interest in, to and under all of the business, properties, assets, goodwill and rights of Company of whatever kind or nature, real or personal, tangible or intangible, owned, leased or licensed to, used or otherwise held by the Company in operating the Business, wherever located and whether now existing or hereafter acquired other than the Excluded Assets (the “Purchased Assets”), including the assets specified below (to the extent exclusively related to the Business) and as listed on Schedule 2.01(a):

(i)          all inventories, wherever located, including inventories of finished goods, products, supplies, packaging, and other inventories, including any such being held on consignment, bailment or other arrangement;

(ii)         all personal property and interests therein, including all machinery and equipment, computer equipment and systems, software, hardware and other materials, used or held for use in the Business;

(iii)        all Intellectual Property and software owned by or licensed for use in the Business as currently conducted, and the goodwill associated therewith;

(iv)        all credits, prepaid expenses, deferred charges, advanced payments, security deposits and prepaid items to the extent related to the Business;

(v)         all books and records of the Business, including all product designs and manufacturing drawings and all technical, sales and promotional literature;

(vi)         all goodwill associated with the Business or the Purchased Assets;

(vii)        all Licenses and permits of the Business, to the extent transferable to Buyer; and

(viii)       all Contracts set forth on Schedule 2.01(b)(ix), to the extent the Contracts are assignable (the “Assumed Contracts”).

(b)          Excluded Assets. Notwithstanding anything contained herein to the contrary, Buyer shall not acquire or assume and the Purchased Assets shall not include the following assets, properties and rights (collectively, the “Excluded Assets”):

(i)          all minute books, organizational documents, stock registers and such other books and records of the Company and its subsidiary as pertain to ownership, organization or existence of the Company and its Subsidiaries;

(ii)         all residual revenue derived from processing credit and debit card transactions including related fees and charges (“Residuals”);

(iii)        all cash and cash equivalents of the Company;

(iv)         Marketing Agreement between First Data Merchant Services and the Company dated August 11, 2010, as amended;

(v)          all equity interest in any Subsidiary or any other Person;

(vi)         all social media accounts used in the conduct of the Business, including all usernames and passwords associated with such media accounts

(vii)        all domain names used in the Business;

(viii)       all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date; and

(ix)         any assets set forth on Schedule 2.01(b)(ix).

(c)          Assumed Liabilities. Except for the Assumed Liabilities, which obligations shall be assumed by Buyer at Closing, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities of any liabilities of the Company. “Assumed Liabilities” shall mean only the following liabilities of the Company:

(i)          all transfer Taxes with respect to Purchased Assets that may be owing to any Governmental Authority arising or relating to the transactions contemplated by this Agreement;

(ii)         all obligations under each of the Assumed Contracts to the extent arising out of post-Closing obligations; and

(iii)        all liabilities set forth on Schedule 2.01(c)(iii).

(d)          Excluded Liabilities. Buyer will not assume, will be fully released, and will be deemed not to have assumed, and the Company will remain liable with respect to, any liabilities of the Company other than the Assumed Liabilities (such other liabilities, the “Excluded Liabilities”), including but not limited to:

(i)          all compensation owed to Steven Lemma and Mychol Robirds up to the Closing, including all benefits, unpaid vacation, time off, health and insurance, bonuses;

(ii)         all compensation contemplated in the Employment Agreements between the Company and each of Mr. Lemma and Mr. Robirds;

(iii)        all liabilities arising out of the Excluded Assets ;

(iv)         all liabilities of the Company arising under this Agreement;

(v)          all notes payable including the note payable to Blue Acre Ventures,

(vi)         liabilities to SME Funding LLC, including the residual portfolio purchase agreements, and the note;

(vii)        merchant refunds and reimbursements,

(viii)       trade payables;

(ix)         all lawsuits filed, claims made, or disputes, by or against Securus or lawsuits, actions, claims, or disputes that arise later with the triggering event date occurring before the closing date, in which case the Company shall also indemnify and hold harmless Buyer from any such claim, liability, dispute, or action.

(x)          any liability arising out of or related to the Purchased Assets or the Business related to facts or actions occurring or accruing prior to the Closing that is not expressly included among the Assumed Liabilities.

(e)          Consents for Assumed Contracts. Notwithstanding anything to the contrary in this Agreement, this Agreement will not constitute an agreement to assign or transfer any Assumed Contract or any claim or right or any benefit arising thereunder or resulting therefrom if any assignment or transfer or attempt to make such an assignment or transfer is not permitted without the consent of, or notice to, a third party or would constitute a breach or violation thereof or affect adversely the rights of Buyer or the Company thereunder (any assets so described, the “Non-assigned Assets”). After the Closing, the Company and Buyer will use their commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to make any payments or offer or grant any accommodation (financial or otherwise)) to obtain the consent of, or provide the required notice to, such third parties to or of the assignment to Buyer of any Assumed Contract or any claim or right or any benefit arising thereunder or otherwise transfer the rights and benefits of any Non-assigned Asset to Buyer. If such consent is not obtained, or such notice is not made, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Company thereunder so that Buyer would not in fact receive all such rights, for the period from the Closing until such consent is obtained or notice is made, Buyer and the Company will enter into a mutually acceptable arrangement under which Buyer agrees to assume all of the obligations and liabilities under, and the Company agrees to provide to Buyer the benefits of, each and every Non-assigned Asset to Buyer, as to provide the benefits and obligations and liabilities thereunder to the same extent had the Non-assigned Asset been assigned, transferred and conveyed to Buyer at the Closing as an Assumed Contract as contemplated by this Agreement.

(f)          Transition. For the initial 30-day period following the Closing Date, all lease fundings paid to the Company shall be paid to Chyp (the “Transition Lease Fundings”) and all first payment default buybacks related to the Transition Lease Fundings during the initial 30-day period following the Closing Date shall be paid by Chyp.

(i)          Technical Transition: For the initial 30-day period following the Closing Date, Chyp shall provide reasonable support related to the technical transition related to servicing merchants.

(ii)         Management Fee: For the initial 90-day period following the Closing Date (the “Transition Period”), Chyp will make available such number of customer service representatives as mutually agreed to between Chyp and the Company. In exchange for such services, the Company shall pay Chyp a fee equal to the current wages of the customer service representatives providing services during the Transition Period, plus a 10% fee.

Section 2.02          Purchase Price. As consideration for the Purchased Assets and entering into this Agreement, Chyp shall execute a Preferred Marketing Agreement (“PMA”) with Excel (or its designee) to refer its first referable 200 merchants per month to Excel or its Subsidiaries, in the form substantially set forth on Exhibit A. Chyp’s compensation and buy rates under the PMA shall be substantially similar or equal to the Company’s current compensation under the Company’s agreement with First Data Merchant Services Corporation.

Section 2.03           Financial Assistance.

(a)          Following Closing, the Company shall pay to Chyp, $75,000 per month for the first six payments and $50,000 for the seventh and eighth payments. Such advances shall be made in the form of a loan (the “Loan”), which shall be evidenced by a promissory note in the form attached as Exhibit B (the “Promissory Note”). The Company, as maker of the Loan, shall advance such amounts on the 23rd of each calendar month following the Closing Date. If Buyer is in material compliance with the terms of the PMA, for the 12-month period following the Closing (the “Measurement Period”), the Company will forgive the Loan.

(b)          The Company shall reimburse Buyer for compensation payable to the Company’s agents and employees related to the residual compensation previously paid to such agents and employees from the Residuals (“Agent Residuals”) , as the residual compensation is currently calculated for the 10-year period following Closing. Chyp agrees to provide the Company with the calculation of such compensation on a timely basis. The Agent Residuals shall be paid on the 23rd of each month following the closing date.

(c)          If any payment due to Buyer pursuant to Sections 2.03(a) & (b), is late, the Company shall pay a 5% late penalty, which amount shall be added to the unpaid balance owed under this Agreement and all Ancillary Agreements. Any payment due under Sections 2.03(a) & (b) that is more than 10 days late shall be deemed a material breach and buyer shall have the right to declare the full accelerated amount immediately due.

Section 2.04          Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of the Company or such other place or in such other manner as the parties may agree. The Closing shall take place on April 30, 2016 (the date on which the Closing takes place being the “Closing Date”). The Closing shall be deemed effective as of the end of business on the Closing Date.

Section 2.05          Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Company:

(a)          the stock certificates relating to two share of the Excel Series A Preferred Stock held by Steven Lemma and Mychol Robirds to Excel for cancellation;

(b)          one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties;

(c)          countersignature to the Promissory Note;

(d)          countersignature to the PMA;

(e)          the written resignations of Steven Lemma and Mychol Robirds from the Company and its subsidiary; and

(f)          a certified copy of the resolutions authorizing the execution, delivery and performance of this Agreement, all other agreement or instruments contemplated hereby and the transactions contemplated hereby.

Section 2.06          Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Buyer:

(a)          countersignature to one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties;

(b)          one or more duly executed bills of sale in a form to be agreed upon by the parties;

(c)          countersignature to the Promissory Note;

(d)          countersignature to the PMA; and

(e)          for each of the Company and Excel, certified copies of the resolutions authorizing the execution, delivery and performance of this Agreement, all other agreement or instruments contemplated hereby and the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules, the Company represents and warrants to Buyer as follows:

Section 3.01          Organization; Standing and Qualification; Power and Authority

(a)          The Company is duly organized, validly existing and in good standing under the Laws of the State of Oregon. The Company has the limited liability power and authority to own, lease, and operate its assets, properties and business and to carry on the Business as now being conducted. The execution and performance of this Agreement and the Ancillary Agreements by the Company, has been duly authorized by all necessary limited liability company action and, neither the execution nor the delivery of this Agreement nor the performance, observance or compliance with the terms and provisions of this Agreement will violate any provisions of Law, any Governmental Order of any Governmental Authority, the Organizational Documents of the Company, or any Contract to which each the Company is a party or by which the Company is bound. This Agreement and each Ancillary Agreement to which it is a party, constitutes a legal, valid and binding obligation the Company and is enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

(b)          The execution, delivery and performance of this Agreement and any other Ancillary Agreement by the parties signing on behalf of the Company is within the signing parties’ powers, and have been duly authorized by all necessary action on the part of the Company, neither the execution nor the delivery of this Agreement nor the performance, observance or compliance with the terms and provisions of this Agreement will violate any provisions of Law or any Governmental Order of any court or other Governmental Authority applicable to the parties signing on behalf of the Company or any Contract to which the signing party is bound. This Agreement and each Ancillary Agreement to which the Company or its Affiliate is a party, when executed and delivered, will constitute a legal, valid and binding obligation of the Company or its Affiliate and will be enforceable against the parties in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights.

Section 3.02          No Violation. Assuming all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained or taken, the execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with the Organizational Documents, the Company or its Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company or its Subsidiary, (c) violate or breach any agreement related to the Company, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the loss of any benefit under or result in the creation of any Lien on the Securities or on any of the assets of the Company or its Subsidiary pursuant to, any Contract, License or other instrument to which the Company or its Subsidiary are a party.

Section 3.03          Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person under any Law or Contract other than such filings or registrations with, or authorizations, consents or approvals set forth herein.

Section 3.04          Real Property. Schedule 3.04 sets forth each real property leased or subleased by the Company and its Subsidiaries (the “Leased Real Property”) and all leases and subleases with respect to such Leased Real Property (the “Real Property Leases”) that are included in the Purchased Assets.

Section 3.05          Condition of the Assets and Related Matters.

(a)          The Company has good, valid and marketable title to and unrestricted power to sell the Purchased Assets free and clear of any Liens, and, upon purchase and exchange therefore and delivery to the Company thereof in accordance with the terms of this Agreement, the Buyer will obtain good and marketable title to the purchased assets free and clear of any Lien.

(b)          The Purchased Assets constitute all of the assets (other than people resources and any services provided for during the Transition Period) necessary for the conduct of the Business in all material respects as currently conducted by the Company.

Section 3.06          No Fraudulent Conveyance. The Company, is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. The Company is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of the Company to any of the Purchased Assets after the Closing.

Section 3.07          Sole Representations and Warranties. Except for the representations and warranties expressly set forth in this Article III, neither the Company, nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of the Purchased Assets, the Business, or the transactions contemplated by this Agreement and the Ancillary Agreements. The representations and warranties made in this Agreement with respect to the Purchased Assets, the Business and the transactions contemplated by this Agreement and the Ancillary Agreements are in lieu of all other representations and warranties any Person might have given Buyer, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Buyer, on its own behalf and on behalf of its Affiliates, acknowledges that all other warranties that any the Company or any of its representatives or Affiliates gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Purchased Assets, the Business and the transactions contemplated by this Agreement and the Ancillary Agreements, are hereby expressly excluded. Buyer, on its own behalf and on behalf of its Affiliates, acknowledges that, except as provided herein, neither the Company nor any other Person acting on their behalf will have or be subject to any liability to Buyer or any other Person acting on its behalf resulting from the distribution in written or oral communication to Buyer, or use by Buyer of, any information, documents, projections, forecasts or other material made available to Buyer, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE IV Buyer

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

Section 4.01          Organization; Power and Authority.

(a)          Chyp is a limited liability company duly organized, validly existing and in good standing in the state of Oregon.

(b)          Buyer has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations under this Agreement and each of the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Buyer is a party, has been duly executed and delivered by Buyer, and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

Section 4.02          No Violation. Assuming all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, the execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with the Organization Documents of Chyp, (b) conflict with or violate any Law or Governmental Order applicable to Chyp.

Section 4.03          Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer do not, and the performance of this Agreement and the Ancillary Agreements by the Buyer will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person under any Law or Contract, other than such filings or registrations with, or authorizations, consents or approvals of (i) Governmental Authorities the failure of which to make or obtain would not have a Material Adverse Effect.

Section 4.04          Sole Representations and Warranties. Except for the representations and warranties expressly set forth in this Article IV, Buyer makes no representation or warranty, express or implied, at law or in equity, in respect of the Purchased Assets or any of the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.01          General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02          Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will cooperate with the other and take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party). In addition, the Company from time to time after the Closing, at Buyer’ request, will execute, acknowledge and deliver to the Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyer may reasonably require in order to vest more effectively in the Buyer, or to put the Buyer more fully in possession of, any of the Purchased Assets.

Section 5.03          Consents. The Company and the Buyer, as promptly as practicable (a) will make, or cause to be made, all filings and submissions under Laws, rules and regulations applicable to it, or to its Subsidiaries and Affiliates, as may be required for any party hereto to consummate the transactions contemplated hereby, (b) will use their respective reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by either of them in order to consummate such transactions, and (c) will use their respective best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for each of them to fulfill their respective obligations hereunder. The Company and Buyer will coordinate and cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

Section 5.04          Maintenance of Books and Records; Right of Access. Each of the Buyer and the Company shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to the Company prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party or the former officers and directors of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Purchased Assets prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided further that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

Section 5.05          Non-Competition and Non-Solicitation. In addition, Buyer agrees that for a period of five years from the Closing Date to not compete with Company, Excel or its affiliates or any assignee successor of Company, Excel or its affiliates to provide any services whatsoever to any of the merchants, (b) enter into any agreement with or solicit, directly or indirectly, any merchant, or (c) interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise, related to or arising from the merchants, the Company, Excel or its affiliates and their processing bank and any merchant. Buyer further agrees to contractually insure that no employee, agent, representative or other third party acting on behalf of Buyer does any of the foregoing. The parties agree that any violation of this Section would cause irreparable harm to the Company, Excel or its affiliates and that the damages would be difficult to calculate.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01          Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 6.02          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02), with a contemporaneous copy sent by email to the lawyers listed below:

(a)          if to the Buyer, to the address set forth on the signature pages hereto:

with a copy to (which shall not constitute notice):

James C. Huber, Esq.

5411 Avenida Encinas, Ste. 280

Carlsbad, CA 92008

jhuber@attorneygl.com

(b)          if to the Company:

Excel Corporation

6363 North State Highway 161, Suite 310

Irving, TX 75038

Attn: CEO

with a copy to (which shall not constitute notice):

James E. O’Bannon

Jones Day

2727 N. Harwood

Dallas, TX 75201

Section 6.03          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.04          Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.05          Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, any purported or actual summary of terms that may have been provided by one party to another.

Section 6.06          Assignment. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without the prior written consent of the other party shall be void and of no force or effect. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 6.07          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.08          Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and the Buyer.

Section 6.09          Governing Law; Submission to Jurisdiction, Waivers

(a)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without regard to principles of conflict of laws.

(b)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF OREGON, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN THE AFORESAID COURTS.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

Section 6.10          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.11          Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

Section 6.12          Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 6.13           Survival of Representations, Warranties and Covenants. The representations and warranties set forth in Articles III and IV and the covenants of the parties hereunder to be performed at or prior to the Closing, shall survive the Closing until the expiration of any applicable statute of limitations (including all periods of extension whether automatic or permissive); provided, however, no party shall be liable for any claim relating to any breach of a representation or warranty set forth in Article III or IV, as applicable, unless a bona fide written claim specifying in reasonable detail the nature of the claim and the amount of such claim (or, to the extent reasonably ascertainable, such Person’s good faith estimate of the amount of such claim if the amount is not yet determined) is delivered by the party hereto making such claim prior the expiration of the applicable statute of limitation, in which case, the representation or warranty which is the subject of such claim shall survive, with respect to such claim only, until such claim is resolved; provided, further, that any covenant contained in this Agreement that by its terms provides for performance following the Closing, such covenant shall survive until such covenant is performed.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY:

PAYPROTEC OREGON, LLC d/b/a SECURUS PAYMENTS, LLC

By:
Name:
Title:

BUYER:

CHYP, LLC

By:
Steven Lemma
Title